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                                                                    EXHIBIT 20.1

                                                                   PRESS RELEASE

PRESS CONTACT:                                 INVESTOR RELATIONS CONTACT:
Abby Smith                                     Blair Christie
Cisco Systems, Inc.                            Cisco Systems, Inc.
(408) 525-8548                                 408 525-4856
absmith@cisco.com                              blchrist@cisco.com
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                CISCO SYSTEMS ANNOUNCES STOCK REPURCHASE PROGRAM

     SAN JOSE, Calif., September 13, 2001 - Cisco Systems today announced that its board of directors has authorized a stock repurchase program of up to $3 billion over the next two years. The program is effective immediately.

     "We have tremendous confidence in the financial systems of our country, in our industry and in our market-leading position both today and into the future," said John Chambers, president and CEO of Cisco Systems. "We believe that this stock repurchase program is in the best interests of our shareholders."

     Any purchases under Cisco's stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 13, 2001, Cisco has approximately 7.3 billion shares outstanding.

                               ABOUT CISCO SYSTEMS

          Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

                                      # # #

This release contains projections and other forward-looking statements regarding future events and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with business and economic conditions and growth in the networking industry in various geographic regions; global economic conditions; overall information technology spending, especially service provider capital spending in the data or IP segments; variations in customer demand for products and services; the ability to successfully restructure existing businesses; the timing of orders and manufacturing lead times; changes in customer order patterns; insufficient, excess or obsolete inventory; variations in sales channels, product costs, or mix of products sold; the ability to successfully reduce overhead and manage expenses; the ability to successfully integrate and operate acquired businesses and

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technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; the trend towards sales of integrated network solutions; manufacturing and sourcing risks; Internet infrastructure and regulation; international operations, the timing and amount of employer payroll tax to be paid on employees' gains on stock options exercised; litigation involving patents, intellectual property, antitrust and other matters; stock price volatility; financial risk management; and potential volatility in operating results, among others. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco's results of operations for the three and twelve months ended July 28, 2001 are not necessarily indicative of Cisco's operating results for future periods.

Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. or its affiliates in the U.S. and certain other countries. All other brands, names, or trademarks mentioned in this document or Web site are the property of their respective owners. Copyright(c) 2001 Cisco Systems, Inc. All rights reserved.